UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2008

ASTA FUNDING, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-26906	22-3388607
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Sylvan Avenue, Englewood Cliffs, New Jersey	07632
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-567-5648

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On March 2, 2007 Palisades Acquisition XVI, LLC (“Palisades XVI”), an affiliate of Asta Funding, Inc. (the “Company”), entered into a Receivables Financing Agreement, as amended on July 1, 2007, December 27, 2007 and May 19, 2008 (as amended, the “Agreement”), with, among other parties, BMO Capital Markets Corp. (“BMO”), as administrative agent for the lenders thereto, and the Bank of Montreal, as liquidity agent for the liquidity providers thereto from time to time, pursuant to which Palisades XVI borrowed approximately $227 million in order to finance a portion of the $300 million purchase price for a portfolio of approximately $6.9 billion in face value receivables. On December 1, 2008, as a result of the actual collections being lower than the minimum collection rates required under the Agreement for the month ended November 30, 2008, a termination event occurred under the Agreement. In order to address this issue, the parties to the Agreement executed a Waiver (the “Waiver”) dated as of December 1, 2008. The Waiver provided that, among other things, the termination event would be waived until December 22, 2008, which was later extended to December 31, 2008 and further extended until January 14, 2009.

In connection with the Waiver, Palisades XVI and BMO continue to negotiate a fourth amendment (the “Fourth Amendment”) to the Receivables Financing Agreement, which would, among other things, lower the minimum collection rate and, under certain circumstances, extend the maturity date. In connection with the proposed Fourth Amendment, the Company is negotiating limited credit support (representing less than 2 percent of its total assets) for the benefit of BMO, and an intercreditor agreement (the “Intercreditor Agreement”). This arrangement will require the consent of the consortium of banks that provide the Company’s existing line of credit under the Fourth Amended and Restated Loan Agreement (the “Credit Agreement”). In connection with obtaining such consent, the Company is also discussing other amendments, including amending certain provisions of the Credit Agreement (the “Credit Agreement Amendment”) to reduce the maximum availability and amend certain financial covenants of the Credit Agreement. There can be no assurance the Company will be able to negotiate any or all of the Fourth Amendment, the Intercreditor Agreement or the Credit Agreement Amendment and related documents, or that the terms of any such documents will be favorable to the Company.

As senior management has been engaged in negotiating the Fourth Amendment, the Intercreditor Agreement, the Credit Agreement Amendment and related documents, the Company is unable to file its annual report on Form 10-K for the year ended September 30, 2008.

The Company does anticipate filing its Form 10-K for the fiscal year ended September 30, 2008 within the next 15 days.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ASTA FUNDING, INC.

Date: December 31, 2008	By:	/s/ Mitchell Cohen

Mitchell Cohen
Chief Financial Officer